Exhibit 99.1

August 24, 2020

Liberty Media Announces Amendments to Braves Financial Covenants

Liberty Media Corporation ("Liberty Media") (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) today announced amendments to the debt agreements of certain subsidiaries of Braves Holdings, LLC (“Braves Holdings”).

The debt agreements governing $297 million of debt at Braves Stadium Company, LLC (collectively the “Ballpark funding”) have been amended such that the applicable financial covenants will not apply until the quarter ending September 30, 2021, subject to certain conditions being met.

In addition, the credit facility at Atlanta National League Baseball Club, LLC (the “ANLBC Credit Facility”) has been amended such that the applicable financial covenant will not apply until the quarter ending March 31, 2022, subject to certain conditions being met. The ANLBC Credit Facility has total capacity of $85 million and is fully drawn as of June 30, 2020.

The aforementioned amendments require that certain conditions be met by the various borrowing entities, including but not limited to minimum liquidity thresholds.

Separately, as previously disclosed in Liberty Media’s recently filed form 10-Q, in August 2020, Braves Holdings amended the terms of a $100 million operating credit facility and extended the maturity to December 2022.

As a result of the aforementioned amendments, Braves Holdings and its subsidiaries are in compliance with all debt covenants.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and minority equity investment in AT&T Inc.

About Braves Holdings

Braves Holdings, LLC consists primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Liberty Media Corporation

Courtnee Chun

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